      As filed with the Securities and Exchange Commission on July 3, 2002
                                                          Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 ---------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                  K-SWISS INC.
             (Exact Name of Registrant as Specified in its Charter)

                   Delaware                              95-4265988
         (State or Other Jurisdiction                 (I.R.S. Employer
      of Incorporation or Organization)            Identification Number)

                              31248 Oak Crest Drive
                       Westlake Village, California 91361
               (Address of Principal Executive Offices) (Zip Code)


                     K-SWISS INC. 1999 STOCK INCENTIVE PLAN
                            (Full Title of the Plan)

                                 GEORGE POWLICK
          Vice President-Finance, Chief Financial Officer and Secretary
                                  K-SWISS INC.
                              31248 Oak Crest Drive
                       Westlake Village, California 91361
                     (Name and Address of Agent for Service)

                                 (818) 706-5100
          (Telephone Number, Including Area Code, of Agent for Service)

                                   Copies to:

                                JONATHAN K. LAYNE
                           Gibson, Dunn & Crutcher LLP
                  2029 Century Park East, Los Angeles, CA 90067
                                 (310) 552-8500

==================================================================================================================
                                            CALCULATION OF REGISTRATION FEE
==================================================================================================================
                                                                                Proposed
     Title of Securities        Amount to Be          Proposed Maximum           Maximum              Amount of
       to be registered        Registered (1)        Offering Price Per         Aggregate           Registration
                                                         Share (2)           Offering Price (2)       Fee (3)
------------------------------------------------------------------------------------------------------------------
 Common Stock, par
 value $0.01 per share.            600,000                $25.225              $15,135,000             $1,393.00
==================================================================================================================

(1) Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of determining the registration fee.
(3) Calculated pursuant to Rule 457(c) and Rule 457(h) based upon the average of the high and low prices of the Class A Common Stock of K-SWISS Inc. as quoted on the Nasdaq National Market on June 28, 2002.
================================================================================

                                  INTRODUCTION

     This Registration Statement on Form S-8 is filed by K-SWISS Inc., a Delaware corporation (the "Company," "Corporation" or "Registrant"), for the purpose of registering 600,000 additional shares of Class A Common Stock, par value $.01 per share (the "Common Stock") of the same class as other securities for which a registration statement on Form S-8 was filed with respect to the K-SWISS Inc. 1999 Stock Incentive Plan (the "Plan"). Pursuant to General Instruction E of Form S-8, the Registration Statement on Form S-8 (File No. 333-79641) filed on May 28, 1999, by the Registrant with the Securities and Exchange Commission (the "Commission") is hereby incorporated by reference.

                                     PART I

                INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.

         Not filed as part of this Registration Statement pursuant to Note to
Part 1 of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information.

         Not filed as part of this Registration Statement pursuant to Note to
Part 1 of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

         The following documents, which previously have been filed by the Company with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference and made a part hereof:

         (i) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001. For purposes of this Registration Statement, such Annual Report on Form 10-K shall be deemed to be modified only to the extent set forth below:

              Selected Financial Data

         The selected consolidated financial data presented below for each of the five years in the period ended December 31, 2001 have been derived from audited financial statements. The earnings per share and weighted average number of shares outstanding reflect a two-for-one stock split of the Company's Class A and Class B Common Stock distributed on June 21, 2002.

                                    Year ended December 31,
                                    -----------------------
                           2001        2000        1999      1998      1997
       ----------------------------------------------------------------------
                                (In thousands, except per share data)
Income Statement Data
Revenues ............... $236,073    $221,629    $285,497  $161,540  $116,213
Cost of goods sold .....  138,371     132,888     162,658    90,925    70,769
                         --------    --------    --------  --------  --------
 Gross Profit ..........   97,702      88,741     122,839    70,615    45,444
Selling, general and
 administrative
 expenses ..............   60,757      57,300      67,885    51,220    40,074
                         --------    --------    --------  --------  --------

 Operating profit ...............     36,945       31,441      54,954     19,395       5,370
Interest income, net ............      1,804        3,597       1,784      1,853       1,823
                                    --------     --------   ---------   --------    --------
Earnings before
   income taxes .................     38,749       35,038      56,738     21,248       7,193
Income tax expense ..............     15,440       13,979      22,454      8,702       3,020
                                    --------     --------   ---------   --------    --------
  Net earnings ..................   $ 23,309     $ 21,059   $  34,284   $ 12,546    $  4,173
                                    ========     ========   =========   ========    ========
Earnings per share
Basic ...........................   $   1.21     $   1.02   $    1.56   $    .57    $    .18
                                    ========     ========   =========   ========    ========
Diluted .........................   $   1.14     $    .98   $    1.50   $    .55    $    .17
                                    ========     ========   =========   ========    ========
Weighted average number
 of shares outstanding
Basic ...........................     19,295       20,566      21,944     21,828      23,376
Diluted (1) .....................     20,474       21,500      22,903     22,863      23,854

Balance Sheet Data
(at period end)
Current assets ..................   $140,888     $142,677   $ 131,230   $102,002    $ 91,053
Current liabilities .............     21,934       22,109      17,442     18,703      14,662
Total assets ....................    160,799      157,427     146,772    115,465     101,195
Total debt(2) ...................          0        1,046         853        655       1,142
Stockholders' equity ............    124,359      120,219     112,030     83,268      75,865

______________

  (1) Includes common stock and dilutive potential common stock (options).
  (2) Includes all interest-bearing debt and capital lease obligations, but excludes outstanding letters of credit ($3,517,000, $5,021,000, $8,765,000, $7,703,000 and $12,156,000 as of December 31, 2001, 2000,
      1999, 1998 and 1997).

      (ii) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002;

      (iii) The Company's Current Report on Form 8-K filed with the Commission on May 24, 2002;

      (iv) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the Annual Report referred to in (i) above; and

      (v) The description of the Company's Class A Common Stock contained in the Company's Registration Statement on Form 8-A dated June 4, 1990, including any amendment or report filed with the Commission for the purpose of updating such description.

     All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto, which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

         For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         Not applicable pursuant to General Instruction E to Form S-8.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

         Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

         The following exhibits are filed herewith:

Exhibit No.       Description

4.1               K-SWISS Inc. 1999 Stock Incentive Plan, as amended.

4.2 K-SWISS Inc. Restated Certificate of Incorporation, as amended.

5.1               Legal Opinion of Gibson, Dunn & Crutcher LLP.

23.1              Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit
                  5.1).

23.2              Consent of Grant Thornton LLP, Independent Auditors.

24.1              Power of Attorney (contained on signature page hereto).

Item 9.  Undertakings.

         Not applicable pursuant to General Instruction E to Form S-8.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, there-unto duly authorized, in the City of Westlake Village, State of California, on this 24th day of June, 2002.

                                    K-SWISS Inc.

                                    By: /s/ George Powlick
                                       ------------------------------------
                                         Vice President-Finance,
                                         Chief Financial Officer and Secretary


     Each person whose signature appears below constitutes and appoints Steven Nichols and George Powlick, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                                       Date
---------                            -----                                       ----
/s/ Steven Nichols                   Chairman of the Board of Directors,         June 24, 2002
-------------------------------
Steven Nichols                       President and Chief Executive Officer

/s/ George Powlick                   Vice President-Finance, Chief               June 24, 2002
-------------------------------
George Powlick                       Financial Officer, Secretary and
                                     Director

/s/ Janice Smith                     Corporate Controller                        June 24, 2002
-------------------------------
Janice Smith

/s/ Lawrence Feldman                 Director                                    June 24, 2002
-------------------------------
Lawrence Feldman

/s/ Stephen Fine                     Director                                    June 24, 2002
-------------------------------
Stephen Fine

/s/ David Lewin                      Director                                    June 24, 2002
-------------------------------
David Lewin

/s/ Martyn Wilford                   Director                                    June 24, 2002
-------------------------------
Martyn Wilford

                                INDEX TO EXHIBITS

 Exhibit No.   Description
 -----------   -----------
     4.1       K-SWISS Inc. 1999 Stock Incentive Plan, as amended.
     4.2       K-SWISS Inc. Restated Certificate of Incorporation, as amended.
     5.1       Legal Opinion of Gibson, Dunn & Crutcher LLP.
    23.1       Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1).
    23.2       Consent of Grant Thornton LLP, Independent Auditors.
    24.1       Power of Attorney (contained on signature page hereto).